                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                          COMMISSION FILE NUMBER 0-2537

                                   [OCLI LOGO]
                        OPTICAL COATING LABORATORY, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              2789 NORTHPOINT PARKWAY, SANTA ROSA, CALIFORNIA 95407
                                 (707) 545-6440

          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                 AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE
                                    OFFICES)


                          COMMON STOCK, $.01 PAR VALUE

            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                       N/A

           (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY
                  TO FILE REPORTS UNDER SECTION 13(a) (OR 15(d)
                                    REMAINS)

       PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE
        PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE
                                    REPORTS:

               RULE 12g-4(a)(1)(i)      [X]          RULE 12h-3(b)(1)(i)   [ ]
               RULE 12g-4(a)(1)(ii)     [ ]          RULE 12h-3(b)(1)(ii)  [ ]
               RULE 12g-4(a)(2)(i)      [ ]          RULE 12h-3(b)(2)(i)   [ ]
               RULE 12g-4(a)(2)(ii)     [ ]          RULE 12h-3(b)(2)(ii)  [ ]
                                                     RULE 15d-6            [ ]

    APPROXIMATE NUMBER OF HOLDERS OF RECORDS AS OF THE CERTIFICATE OR NOTICE
                                    DATE: ONE

Pursuant to the requirements of the Securities Exchange Act of 1934, Optical Coating Laboratory, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:   February 4, 2000                    By:  /s/ Craig B. Collins
        ----------------                         --------------------
                                                 Craig B. Collins
                                                 Vice President, Finance and
                                                 Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.